Exhibit 5.1

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

tel: 617-951-8000

fax: 617-951-8736

November 15, 2007

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Ladies and Gentlemen:

We have acted as counsel for Citrix Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about November 15, 2007 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 3,549,010 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), 129,100 of which are issuable by the Company pursuant to the Ardence Delaware, Inc. 2006 Restricted Stock Unit Plan (the “Ardence RSU Plan”), 64,147 of which are issuable by the Company pursuant to the Ardence Delaware, Inc. 2005 Omnibus Stock Plan (the “Ardence Stock Plan”), 30,242 of which are issuable by the Company pursuant to the QuickTree, Inc. 2007 Restricted Stock Unit Plan (the “QuickTree RSU Plan”), and 3,325,521 of which are issuable by the Company pursuant to the XenSource, Inc. 2005 Stock Plan (the “XenSource Stock Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Ardence RSU Plan, the Ardence Stock Plan, the QuickTree RSU Plan, or the XenSource Stock Plan, as applicable, will be validly issued, fully paid and nonassessable, provided that the consideration received for such shares is at least equal to the par value thereof and such consideration is received in such form or forms as are required by Section 152 of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP